EXHIBIT 99.3



       SECTION 10.04. Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) The Company agrees to pay Buyer in immediately available funds by wire transfer an amount equal to

         (i) $50,000,000 promptly, but in no event later than two business days, after the termination of this Agreement as a result of the occurrence of any of the events in (A) Section 9.01(d)*(ii)* or (B) Section 9.01(e); provided, however, that the Company shall not be obligated to pay such amount if immediately prior to the time such amount would otherwise be payable, the condition set forth in Section 8.03(a) would not have been satisfied; or

         (ii) $100,000,000, promptly, but in no event later than two business days, after the termination of this Agreement as a result of the occurrence of any of the events set forth in
     Section 9.01(h).

     (c) In the event of a termination of this Agreement pursuant to
Section 9.01(d)*(ii)* or Section 9.01(e) when an Acquisition Proposal is pending, the Company agrees to pay to Buyer in immediately available funds by wire transfer an amount (in addition to the amounts specified in Section 10.04(b)(i)) equal to $50,000,000 if, within 12 months of such termination, the Company shall enter into an agreement providing for, or there shall be consummated, a transaction which would constitute an Acquisition Proposal. Such additional amount shall be paid within two business days of the date such agreement is entered into or such transaction is consummated, as the case may be.

     (d) Buyer agrees to pay to the Company in immediately available funds by wire transfer an amount equal to $50,000,000 promptly, but in no event later than two business days, after the termination of this Agreement as a result of the occurrence of any of the events set forth in Section 9.01(d)*(i)*; provided, however, that Buyer shall not be obligated to pay such amount if immediately prior to the time such amount would otherwise be payable, the condition set forth in Section 8.02(a) would not have been satisfied.

     SECTION 10.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto; provided further that Buyer may

* Corrections between asterisks